Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY REPORTS RECORD SECOND QUARTER RESULTS

BOHEMIA, N.Y. — April 26, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter ended March 31, 2007.

For the fiscal second quarter ended March 31, 2007, net sales were $508 million compared to net sales of  $482 million for the fiscal second quarter ended March 31, 2006, a 5.5% increase.

Net income for the fiscal second quarter ended March 31, 2007 was $57 million, or $0.83 per diluted share, compared to net income of $21 million, or $0.31 per diluted share for the fiscal second quarter ended March 31, 2006.  Net income for the fiscal second quarter ended March 31, 2006 included non-cash charges of $0.12 per diluted share.

 For the six months ended March 31, 2007, net sales were $1.015 billion, compared to net sales of $937 million for the prior like period, an increase of $78 million, or 8%.  Net income for the six months ended March 31, 2007 was $108 million, or $1.56 per diluted share, compared to $44 million, or $0.64 per diluted share.  Net income for the six months ended March 31, 2006 included non-cash charges of $0.15 per diluted share.

The Company estimates its current fiscal year tax rate to be approximately 32%.  The effective tax rate used for this fiscal second quarter was 29%.

At March 31, 2007, NBTY had working capital of $501 million and total assets of $1.475 billion.

During this fiscal quarter, the Company acquired, for $9 million, a nutritional bar manufacturing facility.  Within one year, the Company should have the capabilities to produce, in-house, a portion of its Pure Protein, Met-RX and Karma bars.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2007

Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Rexall, Sundown, Solgar and other brands, increased $29 million, or 13%, to $245 million from $216 million for the prior like quarter.

Gross profit for the Wholesale operation increased to 43%, compared to 30% for the prior like quarter.  The increase in gross margins reflects the Company’s efficiencies in manufacturing and supply chain management brought about by economies of scale.

The Wholesale/US Nutrition division continues to utilize valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest information.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with wholesale customers.

While sales for the North American Retail division decreased $6 million, or 10%, to $56 million from $62 million for the fiscal second quarter ended March 31, 2006, the operation achieved its fifth consecutive quarter of profitability despite a small loss at LeNaturiste.  Same store sales for Vitamin World decreased 3% from the prior like quarter.  Vitamin World is focused on improving its performance by rationalizing SKU’s and enhancing visual merchandising.  During the fiscal second quarter of 2007, Vitamin World closed 11 under-performing stores; a total of 15 closures for the current fiscal year to date.  Vitamin World anticipates closing an additional 4 stores by the fiscal year-end.  Le Naturiste, the Company’s Canadian operation, closed 5 stores during the fiscal second quarter; a total of 8 closures for the fiscal year to date.  At the end of the fiscal second quarter, the North American Retail division operated a total of 550 stores, with 462 in the US and 88 in Canada.

European Retail sales for the fiscal second quarter ended March 31, 2007 increased 12% to $160 million from $143 million for the fiscal second quarter ended March 31, 2006.  European Retail net sales in local currency were unchanged from the prior like period.  The European Retail business continues to leverage its premier status, high street locations and brand awareness to achieve these results.  The European Retail business is comprised of 501 Holland & Barrett and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 69 DeTuinen stores in the Netherlands.  GNC and DeTuinen stores continued to be profitable in this fiscal second quarter.  During the fiscal second quarter ended March 31, 2007, the European Retail division opened 3 stores, closed 2 and now operates a total of 620 stores.

Net sales from Direct Response/Puritan’s Pride operations for the fiscal second quarter of 2007 decreased 21% to $48 million from $61 million for the comparable prior period.  There was a shifting of sales due to a highly promotional offering in the fiscal first quarter of 2007.  Accordingly, customer demand was substantially lower in this fiscal second quarter.  That highly promotional catalog in the fiscal first quarter of 2007 garnered strong consumer response including a significant increase in sales and number of customer orders.  With lower promotional offerings in this second fiscal quarter, Puritan’s Pride anticipated lower sales.  Puritan’s Pride continues to vary its promotional strategy throughout the fiscal year and as such, its historical results reflect this pattern and should be viewed on an annual and not quarterly basis.

Online sales increased to 36% of total Direct Response/E-Commerce sales.  Puritan’s Pride views the Internet as the driver of future growth and is incorporating new technologies to expand this business.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “We are pleased to report another record quarter of increased revenue and profitability.  These increases further demonstrate NBTY’s ability to drive sales and leverage its dominant position as the leading nutritional supplement Company in the world.  We remain confident in the long-term outlook for NBTY as we continue to strive to grow the business and enhance long-term shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.RexallSundown.com), Sundown® (www.RexallSundown.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com) and Ester-C® (www.Ester-C.com) brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months
	ended March 31,
	2007	2006

Net sales	$508,459	$481,743

Costs and expenses:
Cost of sales	239,530	251,131
Advertising, promotion and catalog	34,441	27,066
Selling, general and administrative	151,963	157,222
Trademark impairment	—	10,450
	425,934	445,869

Income from operations	82,525	35,874

Other income (expense):
Interest	(4,154)	(6,958)
Miscellaneous, net	2,307	997
	(1,847)	(5,961)

Income before provision for income taxes	80,678	29,913

Provision for income taxes	23,324	8,613
Net income	$57,354	$21,300

Net income per share:
Basic	$0.85	$0.32
Diluted	$0.83	$0.31

Weighted average common shares outstanding:
Basic	67,273	67,195
Diluted	69,490	69,043

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the six months
	ended March 31,
	2007	2006

Net sales	$1,014,697	$937,013

Costs and expenses:
Cost of sales	486,578	497,080
Advertising, promotion and catalog	61,204	52,226
Selling, general and administrative	303,902	302,877
Trademark impairment	—	10,450
	851,684	862,633

Income from operations	163,013	74,380

Other income (expense):
Interest	(9,217)	(15,950)
Miscellaneous, net	3,646	2,146
	(5,571)	(13,804)

Income before provision for income taxes	157,442	60,576

Provision for income taxes	49,232	16,356
Net income	$108,210	$44,220

Net income per share:
Basic	$1.61	$0.66
Diluted	$1.56	$0.64

Weighted average common shares outstanding:
Basic	67,242	67,194
Diluted	69,423	69,038

SALES

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	MARCH 31,			MARCH 31,
	Percentage	Percentage
(In thousands)	2007	2006	Change	2007	2006	Change

Wholesale / US Nutrition	$244,968	$216,062	13%	$491,697	$440,301	12%

North American Retail / Vitamin World	55,764	61,681	-10%	110,737	120,123	-8%

European Retail / Holland & Barrett / GNC(UK)	159,554	143,026	12%	312,520	282,592	11%

Direct Response / Puritan’s Pride	48,173	60,974	-21%	99,743	93,997	6%

Total	$508,459	$481,743	6%	$1,014,697	$937,013	8%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	MARCH 31,			MARCH 31,
			% Increase
	2007	2006	- % Decrease	2007	2006	% Increase

Wholesale / US Nutrition	43%	30%	13%	41%	31%	10%

North American Retail / Vitamin World	60%	59%	1%	60%	58%	2%

European Retail / Holland & Barrett / GNC (UK)	64%	64%	0%	64%	62%	2%

Direct Response / Puritan’s Pride	61%	63%	-2%	61%	61%	0%

Total	53%	48%	5%	52%	47%	5%

ADJUSTED EBITDA

Reconciliation of GAAP Measures to Non-GAAP Measures**

(Unaudited)

(In thousands)

	THREE MONTHS ENDED
	MARCH 31, 2007

	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$48,748	$2,770	$—	$—	$51,518

North American Retail / Vitamin World	984	997	—	231	2,212

European Retail / Holland & Barrett / GNC (UK)	43,705	2,737	—	—	46,442

Direct Response / Puritan’s Pride	12,498	1,263	—	—	13,761

Segment Results	105,935	7,767	—	231	113,933

Corporate / Manufacturing	(25,257)	6,747	4,154	—	(14,356)

Total	$80,678	$14,514	$4,154	$231	$99,577

	THREE MONTHS ENDED MARCH 31, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$1,004	$2,576	$—	$11,885	$15,465

North American Retail / Vitamin World	1,410	1,125	—	146	2,681

European Retail / Holland & Barrett / GNC (UK)	40,616	2,636	—	—	43,252

Direct Response / Puritan’s Pride	19,806	1,281	—	—	21,087

Segment Results	62,836	7,618	—	12,031	82,485

Corporate / Manufacturing	(32,923)	6,282	6,958	—	(19,683)

Total	$29,913	$13,900	$6,958	$12,031	$62,802

**SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA

Reconciliation of GAAP Measures to Non-GAAP Measures**

(Unaudited)

(In thousands)

	SIX MONTHS ENDED
	MARCH 31, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$98,337	$5,559	$—	$—	$103,896

North American Retail / Vitamin World	2,071	2,134	—	584	4,789

European Retail / Holland & Barrett / GNC (UK)	82,529	5,565	—	—	88,094

Direct Response / Puritan’s Pride	28,091	2,528	—	—	30,619

Segment Results	211,028	15,786	—	584	227,398

Corporate / Manufacturing	(53,586)	12,960	9,217	—	(31,409)

Total	$157,442	$28,746	$9,217	$584	$195,989

	SIX MONTHS ENDED
	MARCH 31, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$24,985	$5,130	$—	$11,885	$42,000

North American Retail / Vitamin World	(1,982)	2,598	-	2,271	2,887

European Retail / Holland & Barrett / GNC (UK)	76,404	5,294	-	—	81,698

Direct Response / Puritan’s Pride	26,434	2,536	-	—	28,970

Segment Results	125,841	15,558	-	14,156	155,555

Corporate / Manufacturing	(65,265)	12,486	15,950	—	(36,829)

Total	$60,576	$28,044	$15,950	$14,156	$118,726

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	March 31,	September 30,
	2007	2006

Current assets:
Cash and cash equivalents	$42,237	$89,805
Investments	125,578	—
Accounts receivable, net	92,135	89,154
Inventories	379,196	354,496
Deferred income taxes	28,140	26,636
Prepaid expenses and other current assets	60,871	42,261

Total current assets	728,157	602,352

Property, plant and equipment, net	309,636	309,437
Goodwill	246,767	235,959
Intangible assets, net	161,637	146,169
Other assets	28,544	10,393

Total assets	$1,474,741	$1,304,310

Current liabilities:
Current portion of long-term debt	$906	$18,660
Accounts payable	74,239	64,211
Accrued expenses and other current liabilities	151,775	127,768
Total current liabilities	226,920	210,639

Long-term debt, net of current portion	209,796	191,045
Deferred income taxes	68,598	55,276
Other liabilities	10,195	7,918
Total liabilities	515,509	464,878

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,325 shares and 67,212 shares at March 31, 2007 and September 30, 2006, respectively	539	538
Capital in excess of par	141,294	138,777
Retained earnings	779,270	671,060
Accumulated other comprehensive income	38,129	29,057
Total stockholders’ equity	959,232	839,432

Total liabilities and stockholders’ equity	$1,474,741	$1,304,310

14

NBTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In thousands)

	For the six months
	ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$108,210	$44,220
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Impairments and disposals of property, plant and equipment	1,112	3,933
Depreciation and amortization	28,746	28,044
Foreign currency transaction loss	212	19
Amortization and write-off of deferred charges	1,515	3,294
Gain on extinguishment of debt	—	(425)
Trademark impairment	—	10,450
(Recovery of) provision for doubtful accounts	(384)	1,372
Inventory reserves	4,265	3,151
Deferred income taxes	7,385	2,453
Excess income tax benefit from exercise of stock options	(1,884)	(15)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(203)	(7,741)
Inventories	(19,623)	91,047
Prepaid expenses and other current assets	10,967	19,106
Other assets	(150)	1,171
Accounts payable	6,807	(2,782)
Accrued expenses and other liabilities	5,058	691
Net cash provided by operating activities	152,033	197,988

Cash flows from investing activities:
Purchase of property, plant and equipment	(20,918)	(21,166)
Proceeds from sale of property, plant, and equipment	38	77
Purchase of available-for-sale investments	(317,050)	—
Proceeds from sale of available-for-sale investments	191,472	39,900
Cash paid for acquisitions, net of cash acquired	(37,005)	—
Restricted cash	(18,539)	—
Purchase price settlements, net	—	1,846
Purchase of intangible assets	—	(228)
Net cash (used in) provided by investing activities	(202,002)	20,429

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(425)	(216,071)
Principal payments under the Revolving Credit Facility	—	(6,000)
Payments for financing fees	(1,649)	—
Excess income tax benefit from exercise of stock options	1,884	15
Proceeds from stock options exercised	634	65
Net cash provided by (used in) financing activities	444	(221,991)

Effect of exchange rate changes on cash and cash equivalents	1,957	(829)

Net decrease in cash and cash equivalents	(47,568)	(4,403)

Cash and cash equivalents at beginning of period	89,805	67,282

Cash and cash equivalents at end of period	$42,237	$62,879